UNITED  STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2005

SLM CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	File No. 001-13251	52-2013874
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12061 Bluemont Way, Reston, Virginia		20190
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (703) 810-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Last year, the Company announced that it was responding to a  Securities and Exchange Commission (“SEC”) informal investigation initiated on January 14, 2004 concerning certain 2003 year-end accounting entries made by employees of one of the its debt collection agency subsidiaries.  The Company has cooperated with the SEC and, separately, conducted investigations by its Audit Committee and management.  As a result, the Company has learned that on three occasions in 2003, the senior managers of one of its debt collection agency subsidiaries intentionally recorded revenue associated with loan payments made or scheduled to be made in the first few days of a month in the prior month.  The Company concluded that these payments were recorded improperly in an attempt to achieve business performance goals and to earn certain bonus compensation.  Although the Company determined that the amounts in question were immaterial from a financial point of view, representing revenue of less than $75,000 of the Company’s 2003 revenues, the practices involved were inconsistent with Company policies and violated generally accepted accounting principles.  In response to the findings of the investigations, the Company took a number of actions, including denying the relevant bonus compensation to the managers involved, requiring the repayment of the majority of a separate bonus paid to the president and chief operating officer of the subsidiary, reversing a planned decision to award certain common stock options to managers of the subsidiary, terminating the chief financial officer of the subsidiary, demoting another manager of the subsidiary, and reprimanding all managers who were involved.  In addition, the Company has strengthened the financial controls for the subsidiary and instituted a compliance training program for all employees at newly acquired subsidiaries, which has augmented the Company’s other compliance training programs.  The SEC staff indicated that it would not recommend any enforcement action against the Company or the subsidiary managers involved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

By:	/s/ Robert S. Lavet

	Name:	Robert S. Lavet
	Title:	Senior Vice President & General Counsel

Dated: July 25, 2005